EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of this 9th day of November, 2010, by and between Chemtura Corporation, a Delaware corporation (the “Company”), and Stephen C. Forsyth, an individual (the “Executive”).

WHEREAS, the Executive is currently employed as the Executive Vice President and Chief Financial Officer; and

HEREAS, the Company and the Executive desire to enter into this Agreement to set out the terms and conditions for the continued employment relationship of the Executive with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.           Employment Agreement.  Effective on the date of the Company’s emergence from Chapter 11 bankruptcy proceedings (the “Effective Date”), on the terms and conditions set forth in this Agreement, the Company agrees to continue to employ the Executive and the Executive agrees to continue to be employed by the Company for the Employment Period set forth in Section 2 and in the positions and with the duties set forth in Section 3.  Terms used herein with initial capitalization not otherwise defined are defined in Section 26.

2.           Term.  The initial term of employment under this Agreement shall commence on the Effective Date and continue until December 31, 2014 (the “Initial Term”).  The term of employment shall be automatically extended for an additional consecutive twelve (12)-month period (the “Extended Term”) on January 1, 2015 and each subsequent January 1, unless and until the Company or the Executive provides written notice to the other party in accordance with Section 13 hereof not less than sixty (60) days before such anniversary date that such party is electing not to extend the term of employment under this Agreement (“Non-Renewal”), in which case the term of employment hereunder shall end as of the end of such Initial Term or Extended Term, as the case may be, unless sooner terminated as hereinafter set forth.  The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to as the “Employment Period.”

3.           Position and Duties.  During the Employment Period, the Executive shall serve as the Executive Vice President and Chief Financial Officer of the Company.  In such capacity, the Executive shall have the duties, responsibilities and authorities customarily associated with the position of Executive Vice President and Chief Financial Officer in a company the size and nature of the Company.  The Executive shall devote the Executive’s reasonable best efforts and full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company and shall be subject to, and shall comply in all material respects with, the policies of the Company and the Company Affiliates applicable to the Executive; provided that the Executive shall be entitled (i) to serve as a member of the board of directors of a reasonable number of other companies, (ii) to serve on civic, charitable, educational, religious, public interest or public service boards, and (iii) to manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder.

4.           Place of Performance.  During the Employment Period, the Executive shall be based primarily in Middlebury, Connecticut.

5.           Compensation and Benefits; Equity Awards.

(a)           Base Salary.  During the Employment Period, the Company shall pay to the Executive a base salary (the “Base Salary”) at the rate of no less than $475,000 per calendar year, less applicable deductions.  The Base Salary shall be reviewed for increase by the Company’s board of directors (the “Board”) no less frequently than annually and shall be increased in the discretion of the Board and any such adjusted Base Salary shall constitute the “Base Salary” for purposes of this Agreement.  The Base Salary shall be paid in substantially equal installments in accordance with the Company’s regular payroll procedures.

(b)           Annual Bonus.

(i)           Regular Annual Bonus.  For the 2010 fiscal year, the Executive shall be eligible for a cash performance bonus (the “2010 Bonus”) under the Company’s 2010 Management Incentive Plan, subject to achievement of the specified performance targets, with such bonus payable in 2011 within fifteen (15) days following the Company’s filing of its Form 10-K for the 2010 fiscal year.  Thereafter, during the Employment Period, the Executive shall be paid an annual cash performance bonus (an “Annual Bonus”) in respect of each fiscal year that ends during the Employment Term, to the extent earned based on performance against objective performance criteria. The performance criteria, which may include individual performance goals to be assessed by the Company’s Chief Executive Officer in consultation with the Board, for any particular calendar year shall be determined in good faith by the Board, after consultation with the Company’s Chief Executive Officer, no later than sixty (60) days after the commencement of the relevant bonus period. Executive’s annual bonus opportunity for a calendar year shall equal 70% of the Executive’s Base Salary at the commencement of the year (and not on the Executive’s annualized year-end Base Salary) (the “Target Bonus”) for that year if target levels of performance for that year are achieved, with greater or lesser amounts (including zero) paid for performance above and below target (such greater and lesser amounts to be determined by a formula established by the Board for that year when it established the targets and performance criteria for that year).  The Executive’s Annual Bonus for a bonus period shall be determined by the Board after the end of the applicable bonus period and shall be paid to the Executive when annual bonuses for that year are paid to other senior executives of the Company generally, but in no event later than March 15 of the year following the year to which such Annual Bonus relates. In carrying out its functions under this Section 5(b)(i), the Board shall at all times act reasonably and in good faith.

(ii)           2009 Emergence Incentive Plan Award.  Within ten (10) days following the Effective Date, the Executive shall be granted a combination of non-qualified stock options and either restricted stock or restricted stock units in settlement of the Executive’s participation in the Company’s Emergence Incentive Plan (the “EIP”) for the 2009 fiscal year with an aggregate value equal to no less than $625,000.  The terms and conditions applicable to such equity awards shall be no less favorable to the Executive than as set forth on Exhibit A attached hereto.

(iii)           2010 Emergence Incentive Plan Award.  For the 2010 fiscal year, the Executive shall be eligible to receive a grant of a combination of non-qualified stock options and either restricted stock or restricted stock units in settlement of the Executive’s participation in the EIP for the 2010 fiscal year upon the attainment of one or more of the pre-established performance goals under the EIP for fiscal year 2010, with such grant, if any, to be made no later than March 15, 2011.  The terms and conditions applicable to such equity awards shall be no less favorable to the Executive than as set forth on Exhibit A attached hereto.

(iv)           2011 Emergence Awards.  For the 2011 fiscal year, the Executive shall participate in the Company’s 2010 Emergence Award Plan (the “Emergence Plan”), which shall provide that in the event the Company achieves the performance targets stated in the Emergence Plan for the 2011 fiscal year, the Executive shall be entitled to receive fully vested shares of the Company’s common stock in settlement of the Executive’s participation in the Emergence Plan, to be paid no later than March 15, 2012.

(v)           Equity Awards.  In addition to any award provided to the Executive under the EIP or Emergence Plan, commencing in 2011 and each year thereafter during the Employment Period, the Executive shall be entitled to receive annually, a grant of an equity-based award under the Company’s 2010 Long-Term Incentive Plan within thirty (30) days following the Company’s filing of its Form 10-K for each such year with a grant date fair market value equal to no less than the grant date fair market value of the EIP award provided to the Executive for the 2010 fiscal year.

(c)           Vacation; Benefits.  During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the applicable policies of the Company, which shall be accrued and used in accordance with such policies. During the Employment Period, the Executive shall be eligible to participate in such medical, dental and life insurance, retirement and other plans as the Company may have or establish from time to time on terms and conditions applicable to other senior executives of the Company generally.  The foregoing, however, shall not be construed to require the Company to establish any such plans or to prevent the modification or termination of such plans once established.

6.           Expenses.  The Company shall reimburse the Executive promptly for all expenses reasonably incurred by the Executive in the performance of his duties in accordance with policies which may be adopted from time to time by the Company following presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.

7.           Confidentiality, Non-Disclosure and Non-Competition Agreement.  As a condition to the Company’s entering into this Agreement, Executive shall execute an Employee Confidentiality and Intellectual Property Agreement substantially in the form attached hereto as Exhibit B (the “Confidentiality Agreement”) and an Employee Non-Competition Agreement substantially in the form attached hereto as Exhibit C (the “Non-Competition Agreement”).

8.           Termination of Employment.

(a)           Permitted Terminations.  The Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(i)           Death.  The Executive’s employment hereunder shall terminate upon the Executive’s death;

(ii)           By the Company.  The Company may terminate the Executive’s employment:

(A)           Disability.  For Disability; or

(B)           Cause.  For Cause or without Cause.

(iii)           By the Executive.  The Executive may terminate his employment for any reason or for no reason.

(b)           Non-Renewal.  The Executive may terminate his employment within thirty (30) days after the end of the Employment Period if the Employment Period ends as a result of the Company giving a notice of Non-Renewal in accordance with Section 2.

(c)           Termination.  Any termination of the Executive’s employment by the Company or the Executive (other than because of the Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13 hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  Termination of the Executive’s employment shall take effect on the Date of Termination.

(d)           Effect of Termination.  Upon any termination of the Executive’s employment with the Company, and its subsidiaries, the Executive shall resign from, and shall be considered to have simultaneously resigned from, all positions with the Company and all of its subsidiaries.

9.           Compensation Upon Termination.

(a)           Death.  If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death, this Agreement and the Employment Period shall terminate without further notice or any action required by the Company or the Executive’s legal representatives.  Upon the Executive’s death, the Company shall pay or provide to the Executive’s representative or estate all Accrued Benefits, if any, to which the Executive is entitled.  Except as set forth herein, the Company shall have no further obligation to the Executive (or the Executive’s legal representatives or estate) under this Agreement.

(b)           Disability.  If the Company terminates the Executive’s employment during the Employment Period because of the Executive’s Disability pursuant to Section 8(a)(ii)(A), the Company shall pay to the Executive all Accrued Benefits, if any, to which the Executive is entitled.  Except as set forth herein, the Company shall have no further obligations to the Executive (or the Executive’s legal representatives) under this Agreement.

(c)           Termination by the Company for Cause or by the Executive without Good Reason.  If, during the Employment Period, the Company terminates the Executive’s employment for Cause pursuant to Section 8(a)(ii)(B) or the Executive terminates his employment without Good Reason, the Company shall pay to the Executive all Accrued Benefits, if any, to which the Executive is entitled.  Except as set forth herein, the Company shall have no further obligations to the Executive under this Agreement.

(d)           Termination due to Non-Renewal.  If this Agreement is terminated pursuant to a notice of Non-Renewal in accordance with Section 2, upon the expiration of this Agreement the Executive shall become a participant in the Executive and Key Employee Severance Plan or its successor plan or plans.

(e)           Termination by the Company without Cause or by the Executive with Good Reason.  Subject to Section 9(f) and Section 9(g), if the Company terminates the Executive’s employment during the Employment Period other than for Cause or Disability or if the Executive terminates his employment hereunder with Good Reason, (i) the Company shall pay or provide the Executive (or the Executive’s estate, if the Executive dies after such termination and execution of the release but before receiving such amount) (A) all Accrued Benefits, if any, to which the Executive is entitled; (B) a lump sum payment of an amount equal to a pro rata portion (based upon the number of days the Executive was employed during the calendar year in which the Date of Termination occurs) of the Annual Bonus or the 2010 Bonus, as applicable, that would have been paid to the Executive if he had remained employed with the Company based on actual performance, such payment to be made at the time bonus payments are made to other executives of the Company but in any event by no later than March 15 of the calendar year following the year that includes the Executive’s Date of Termination; (C) an amount equal to the product of (x) 1.5 and (y) the sum of the Executive’s (I) Base Salary, (II) Target Bonus, and (III) annual perquisite allowance, payable in accordance with the Company’s payroll policies in effect on the Date of Termination for the 12 month period commencing upon the Executive’s Date of Termination; (D) outplacement services at a level commensurate with the Executive’s position in accordance with the Company’s practices as in effect from time to time; (ii) notwithstanding anything set forth in any plan document or award agreement to the contrary, all vested outstanding equity awards shall remain outstanding and exercisable, if applicable, through their stated expiration dates, and (iii) the Executive and his covered dependents shall be entitled to continued participation on the same terms and conditions as applicable immediately prior to the Executive’s Date of Termination for the 1.5 year period following the Date of Termination in such medical, dental, and hospitalization insurance coverage in which the Executive and his eligible dependents were participating immediately prior to the Date of Termination.

(f)           Change in Control.  This Section 9(f) shall apply if there is (i) a termination of the Executive’s employment by the Employer other than for Cause or Disability pursuant to Section 8(a) or by the Executive for Good Reason in, each case, during the two-year period after a Change in Control; or (ii) a termination of the Executive’s employment by the Company prior to a Change in Control, if the termination was at the request of a third party or otherwise arose in anticipation of a Change in Control.  If any such termination occurs, the Executive (or the Executive’s estate, if the Executive dies after such termination and execution of the release but before receiving such amount) shall receive the benefits set forth in Section 9(e), except that (1) in lieu of the continued payment of Base Salary under Section 9(e)(i)(C), the Executive shall receive an amount equal to the product of (x) 2.0 and (y) the sum of the Executive’s (I) Base Salary, (II) Target Bonus, and (III) annual perquisite allowance, payable in a lump sum promptly after the date of which the release referred to in Section 9(g) becomes irrevocable and (2) in addition to the extension of the expiration terms of outstanding equity awards under Section 9(e)(ii), the Executive shall be entitled to accelerated vesting of all outstanding equity awards.

(g)           Liquidated Damages.  The parties acknowledge and agree that the damages that will result to the Executive for termination by the Company of the Executive’s employment without Cause or by the Executive for Good Reason shall be extremely difficult or impossible to establish or prove, and agree that the amounts payable to the Executive under Section 9(e) or Section 9(f) (the “Severance Payments”) shall constitute liquidated damages for any such termination.  The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any other applicable benefit plan or compensation arrangement (including equity-related awards), such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of any such termination of his employment.  Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in substantially the form attached on Exhibit D hereto.  Such release must be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the Executive’s Date of Termination. The Company shall deliver to the Executive the appropriate form of release of claims for the Executive to execute within five (5) business days of the Date of Termination.

(h)           Certain Payment Delays.  Notwithstanding anything to the contrary set forth herein, to the extent that the payment of any amount described in Section 9(e) or Section 9(f) constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 25 hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

(i)           No Offset.  In the event of termination of his employment, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain.  The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company or the Company Affiliates may have against the Executive for any reason.

10.           Certain Additional Payments by the Company.

(a)           If it shall be determined that any benefit provided to the Executive or payment or distribution by or for the account of the Company to or for the benefit of the Executive, whether provided, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax resulting from any action or inaction by the Company (such excise tax, together with any such interest and penalties, collectively, the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of the Excise Tax and all other income, employment, excise and other taxes that are imposed on the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the sum of (A) the Excise Tax imposed upon the Payments and (B) the product of any deductions disallowed because of the inclusion of the Gross-up Payment in the Executive’s adjusted gross income and the applicable marginal rate of federal income taxation for the calendar year in which the Executive’s Gross-Up Payment is to be made.  Notwithstanding the foregoing provisions of this Section 10(a), if it shall be determined that the Executive would be entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed an amount equal to three hundred and ten percent (310%) of the Executive’s Base Amount, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount; provided that such reduction shall only be made if such reduction results in a more favorable after-tax position for the Executive.  The payment reduction contemplated by the preceding sentence, if any, shall be implemented by determining the Parachute Payment Ratio for each “parachute payment” and then reducing the parachute payments in order beginning with the parachute payment with the highest Parachute Payment Ratio.  For parachute payments with the same Parachute Payment Ratio, such parachute payments shall be reduced based on the time of payment of such parachute payments, with amounts having later payment dates being reduced first.  For parachute payments with the same Parachute Payment Ratio and the same time of payment, such parachute payments shall be reduced on a pro rata basis (but not below zero) prior to reducing parachute payments with a lower Parachute Payment Ratio.

(b)           Subject to the provisions of Section 10(c), all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent, certified public accounting firm or such other certified public accounting firm as may be designated by the Company prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company.  If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a change in the ownership or effective control (as defined for purposes of Section 280G of the Code) of the Company, the Executive shall appoint another nationally recognized accounting firm which is reasonably acceptable to the Company to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm’s determination but in any event by the end of the year following the year in which the applicable tax is remitted.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that additional Gross-Up Payments shall be required to be made to compensate the Executive for amounts of Excise Tax later determined to be due, consistent with the calculations required to be made hereunder (an “Underpayment”).  If the Company exhausts its remedies pursuant to Section 10(c) and the Executive is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c)           The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that they desire to contest such claim, the Executive shall:

(i)           give the Company any information reasonably requested by the Company relating to such claim;

(ii)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)           cooperate with the Company in good faith to effectively contest such claim; and

(iv)           permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties incurred in connection with such contest) and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

(d)           The following terms shall have the following meanings for purposes of this Section 10.

(i)           “Base Amount” means “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(ii)           “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable parachute payment for purposes of Section 280G of the Code and the denominator of which is the intrinsic value of such parachute payment.

(iii)           “Parachute Value” of a Payment shall mean the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iv)           “Safe Harbor Amount” means 2.99 times the Executive’s Base Amount.

11.           Indemnification.  During the Employment Period and thereafter, the Company agrees to indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Company, or the Executive’s service in any such capacity or similar capacity with a Company Affiliate or other entity at the request of the Company, both prior to and after the Effective Date, and to promptly advance to the Executive or the Executive’s heirs or representatives such expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Executive or on the Executive’s behalf to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company.  During the Employment Period and thereafter, the Company also shall provide the Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers.  If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive will give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect the Executive’s right to indemnification.  The Company shall be entitled to assume the defense of any such proceeding and the Executive will use reasonable efforts to cooperate with such defense.  To the extent that the Executive in good faith determines that there is an actual or potential conflict of interest between the Company and the Executive in connection with the defense of a proceeding, the Executive shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by the Executive (provided that the Company may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with the Executive’s separate defense.  This Section 11 shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement.

12.           Attorney’s Fees.

(a)           Negotiation.  Upon presentation of an invoice therefor, the Company shall pay or reimburse the Executive’s reasonable counsel fees incurred in connection with the negotiation and documentation of this Agreement and the other documents ancillary thereto.

(b)           Disputes.  The Company shall advance the Executive (and his beneficiaries) any and all costs and expenses (including without limitation attorneys’ fees and other charges of counsel) incurred by the Executive (or any of his beneficiaries) in resolving any controversy, dispute or claim arising out of or relating to this Agreement, any other agreement or arrangement between the Executive and the Company, the Executive’s employment with the Company, or the termination thereof; provided that the Executive shall reimburse the Company any advances on a net after-tax basis to cover expenses incurred by the Executive for claims brought by the Executive that are judicially determined to be frivolous or advanced in bad faith.

13.           Notices.  All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

(i)            If to the Company:

Chemtura Corporation
199 Benson Road
Middlebury, CT 06749
Attention: General Counsel

(ii)           If to the Executive:

Stephen C. Forsyth
321 Blackberry Drive
Stamford, CT  6903

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent.  Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

14.           Severability.  The invalidity or unenforceability of any one or more provisions of this Agreement, including, without limitation, Section 7, shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

15.           Survival.  It is the express intention and agreement of the parties hereto that the provisions of Sections 7, 9, 10, 11, 12, 13, 14, 16, 17, 18, 20, 21, 22, 24 and 25 hereof and this Section 15 shall survive the termination of employment of the Executive.  In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

16.           Assignment.  The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Company or similar transaction involving the Company or a successor corporation.  The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

17.           Binding Effect.  Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

18.           Amendment; Waiver.  This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought.  Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

19.           Headings.  Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

20.           Governing Law.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

21.           Waiver of Jury Trial.  Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any proceeding relating to this Agreement or the Executive's employment by the Company or any Company Affiliate, or for the recognition and enforcement of any judgment in respect thereof (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Executive's employment by the Company or any Company Affiliate, or the Executive's or the Company’s performance under, or the enforcement of, this Agreement.

22.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein and supersedes and replaces all other agreements related to the subject matter hereof.

23.           Counterparts.  This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

24.           Withholding.  The Company may withhold from any benefit payment under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

25.           Section 409A.

(a)           The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(b)           A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 25(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)           To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)           For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)           Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

26.           Definitions.

(a)           “Accrued Benefits” means (i) any unpaid Base Salary through the Date of Termination; (ii) any earned but unpaid Annual Bonus; (iii) any accrued and unpaid vacation and/or sick days; (iv) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the then applicable benefit plans of the Company (excluding any severance plan, program, agreement or arrangement); and (v) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with Section 6.  Amounts payable under (A) clauses (i), (ii) and (iii) shall be paid promptly after the Date of Termination, (B) clause (iv) shall be paid in accordance with the terms and conditions of the applicable plan, program or arrangement and (C) clause (v) shall be paid in accordance with the terms of the applicable expense reimbursement policy.

(b)           “Cause” means (i) the Executive’s conviction of, or plea of nolo contendere to, a felony (other than in connection with a traffic violation); (ii) the Executive’s continued failure to substantially perform the Executive’s material duties hereunder after receipt of written notice from the Company that specifically identifies the manner in which the Executive has substantially failed to perform the Executive’s material duties and specifies the manner in which the Executive may substantially perform his material duties in the future; (iii) an act of fraud or gross or willful material misconduct; or (iv) a willful and material breach of the Confidentiality Agreement or the Non-Competition Agreement.  For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Anything herein to the contrary notwithstanding, the Executive shall not be terminated for “Cause” hereunder unless (A) written notice stating the basis for the termination is provided to the Executive and (B) as to clauses (ii), (iii) or (iv) of this paragraph, he is given fifteen (15) days to cure the neglect or conduct that is the basis of such claim, to the extent curable.

(c)           “Change in Control” means the occurrence of any one or more of the following events, to the extent such event also constitutes a “change in control event” within the meaning of Section 409A of the Code:

(i)           any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company or any person who owns five percent (5%) or more of the common stock of the Company on the date of the Company’s emergence from Chapter 11 bankruptcy proceedings (a “Five Percent Owner”)), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(ii)           any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company or a Five Percent Owner), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) in one or a series of related transactions during any twelve (12)-month period, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities;

(iii)           during any one-year period, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (i), (ii), (iv) or (v) of this definition of “Change in Control” or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the one-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(iv)           a merger or consolidation of the Company or a direct or indirect subsidiary of the Company with any other company, other than a merger or consolidation which would result in either (A) a Five Percent Owner beneficially owning more than fifty percent (50%) of the combined voting power of the voting securities of the Company or the surviving entity (or the ultimate parent company of the Company of the surviving entity) or (B) the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation (or the ultimate parent company of the Company or such surviving entity); provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in subparagraphs (ii) and (iii)) acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; or

(v)           the consummation of a sale or disposition of all or substantially all the assets of the Company, in one or a series of related transactions during any twelve (12)-month period, other than the sale or disposition of all or substantially all of the assets of the Company to a Five Percent Owner or a person or persons who beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

(d)           “Company Affiliate” means any entity controlled by, in control of, or under common control with, the Company.

(e)           “Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability pursuant to Section 8(a)(ii)(A), thirty (30) days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such thirty (30)-day period; (iii) if the Executive’s employment is terminated during the Employment Period by the Company pursuant to Section 8(a)(ii)(B) or by the Executive pursuant to Section 8(a)(iii), the date specified in the Notice of Termination; provided that if the Executive is voluntarily terminating the Executive’s employment without Good Reason, such date shall not be less than fifteen (15) business days after the Notice of Termination; (iv) if the Executive’s employment is terminated during the Employment Period other than pursuant to Section 8(a), the date on which Notice of Termination is given; or (v) if the Executive’s employment is terminated pursuant to Section 8(b), the last day of the Employment Period.

(f)           “Disability” means the inability of the Executive to perform the Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity, which is expected to exceed one hundred eighty (180) days (including weekends and holidays) in any three hundred sixty-five (365)-day period, as determined by the Executive’s treating physician in his or her reasonable discretion.

(g)           “Good Reason” means (i) any material diminution or adverse change in the Executive’s titles, duties or authorities; (ii) a reduction in the Executive’s total compensation, including a reduction in the Executive’s Base Salary, Target Bonus or annual minimum equity award value; (iii) a material adverse change in the Executive’s reporting responsibilities; (iv) the assignment of duties substantially inconsistent with the Executive’s position or status with the Company; (v) a relocation of the Executive’s primary place of employment to a location more than twenty five (25) miles further from the Executive’s primary residence than the current location of the Company’s offices; (vi) any other material breach of the Agreement or any other agreement by the Company or the Company Affiliates; (vii) the failure of the Company to obtain the assumption in writing of its obligations under the Agreement by any successor to all or substantially all of the assets of the Company after a merger, consolidation, sale or similar transaction in which such Agreement is not assumed by operation of law; or (viii) any material diminution in the aggregate value of employee benefits provided to the Executive on the Effective Date under any “employee benefit plan” (as defined in Section 3(3) of ERISA), other than pursuant to across-the-board reductions to employee benefits applicable to all senior executives. In order to invoke a termination for Good Reason, (A) the Executive must provide written notice within ninety (90) days of the occurrence of any event of “Good Reason,” (B) the Company must fail to cure such event within fifteen (15) days of the giving of such notice and (C) the Executive must terminate employment within thirty (30) days following the expiration of the Company’s cure period.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

CHEMTURA CORPORATION

By:	/s/ Craig Rogerson
Name: Craig Rogerson
Title: President and Chief ExecutiveOfficer

EXECUTIVE

/s/ Stephen C. Forsyth
Stephen C. Forsyth

EXHIBIT A

EIP EQUITY TERM SHEET

I.           Awards.  The Executive’s participation in the EIP for the 2009 and 2010 fiscal years, respectively, shall be settled in accordance with the terms of the Company’s EIP Settlement Plan.

II.           General Vesting.  Subject to the accelerated vesting provisions described below, (a) the EIP equity awards granted for the 2009 fiscal year will vest in equal one-third (1/3) installments on each of (i) the date of grant, (ii) March 31, 2011 and (iii) March 31, 2012, respectively, and (b) the EIP equity awards granted for the 2010 fiscal year will vest in equal one-third (1/3) installments on each of (i) the date of grant, (ii) March 31, 2012 and (iii) March 31, 2013, respectively.

III.           Accelerated Vesting of EIP Grants.  Vesting of the equity grants made with respect to the EIP for the 2009 and 2010 fiscal years, respectively, will accelerate in full upon a termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, in each case, within the two year period following a Change in Control.

IV.           Post-Termination Exercise Periods.

(a)           Termination for Death, Disability, by the Company without Cause or by the Executive with or without Good Reason.  If the Executive’s employment is terminated due to death, Disability, by the Company without Cause or by the Executive with or without Good Reason, stock options will be exercisable for the 180 day period following the date of termination.

(b)           Termination for Cause.  If the Executive is terminated for Cause all stock options will terminate and expire.

EXHIBIT B

See attached EMPLOYEE CONFIDENTIALITY AND INTELLECTUAL PROPERTY AGREEMENT

EMPLOYEE CONFIDENTIALITY AND INTELLECTUAL PROPERTY AGREEMENT

This EMPLOYEE CONFIDENTIALITY AND INTELLECTUAL PROPERTY AGREEMENT (the “Agreement”) is made between Chemtura Corporation and/or one of its subsidiaries or affiliates (collectively, “Chemtura”), and the undersigned Employee, effective November 10, 2010 (“Effective Date”). In consideration of Employee’s employment with Chemtura and for other good and valuable consideration the sufficiency of which Employee hereby acknowledges, Employee agrees as follows:

A.           Confidential Information.

1.           Employee understands that during employment with Chemtura, Employee will have access to, exposure to, or work with, certain proprietary and confidential information.  For purposes of this Agreement, “Confidential Information” means any and all business and technical information, know-how, or trade secrets, including all technical and non-technical data whether in tangible or intangible form, pertaining in any manner to the businesses of Chemtura, including Chemtura’s business associates, clients, consultants, customers, and employees, which is considered to be private, confidential, proprietary, or a trade secret, either to Chemtura, or other non-affiliated third parties. Confidential Information includes, but is not limited to, information relating to financial, marketing, and business plans including projections and estimates; sales and marketing figures, plans and methods; promotional, business and technology strategies; contracts including licenses, joint development agreements, supply contracts, and settlement agreements; customer, distributor, and supplier information, lists, usages or requirements; all information relating to existing or contemplated businesses, products, or processes including proprietary product samples, product testing and registration data, and production and quality control data; all research and development data and results, negative or positive, including inventions whether patentable or not, discoveries, writings, technical and business innovations, improvements, and developments; all apparatus, designs, devices, equipment, formulae including product formulae, tools, machines, software including process control software, and written works; and corporate records, procedures and processes including accounting procedures, personnel documents and history, business records including tax records, and any similar corporate record.

2.           Notwithstanding the foregoing, information, data, know-how or knowledge shall not be considered Confidential Information if: (a) the information at the time of disclosure is in the public domain through no fault of Employee or any breach of this Agreement by Employee; (b) the information received from a third party outside of Chemtura is disclosed without a breach of any confidentiality obligation; (c) the information is approved for release by written authorization of Chemtura; or (d) the information may be required by law or an order of any court, agency or proceeding to be disclosed; provided, however, that Employee hereby agrees that if Employee is requested or required by applicable law to disclose any Confidential Information, Employee will provide Chemtura with prompt written notice of such request or requirement so that Chemtura may seek a protective order or other appropriate relief; and, provided further, however, that the Employee will use best efforts to preserve the confidentiality of such Confidential Information to be disclosed, including, without limitation, by (i) cooperating with Chemtura to obtain a protective order or other appropriate relief, and (ii) disclosing only that portion of such Confidential Information necessary to comply with such applicable law.

3.           Employee agrees that at any time during employment with Chemtura, Employee will not take, use or permit to be used, any Confidential Information including information obtained from a non-affiliated third party other than for the benefit of Chemtura. Further, Employee agrees that after termination of employment from Chemtura, Employee, in perpetuity, will not take, use for their own benefit or permit to be used, any Confidential Information including information obtained from a non-affiliated third party, without the expressed written authorization from an officer of Chemtura. Additionally, Employee represents that Employee has not and will not disclose to Chemtura, and has not and shall not use on Chemtura’s behalf any trade secrets or other confidential information belonging to a third party including a previous employer without written consent from that third party or previous employer and Chemtura.

4.           Employee represents and warrants that Employee has disclosed to Chemtura any agreement or part thereof, still in effect, which imposes any restrictions on Employee with respect to Employee’s employment, the pertinent portion of which agreements, if any, are listed on Exhibit A, which is attached hereto and made a part hereof.  Employee represents and warrants that, except for those restrictions specifically disclosed on Exhibit A, Employee is not subject to any restrictions arising from any previous employment. Employee understands that failure to disclose any restriction, regardless of whether Employee believes said restriction impacts or pertains to Employee’s employment with Chemtura, may be grounds for immediate termination of employment with Chemtura, and may also result in legal action.

5.           Employee agrees to set forth a complete list of all inventions developed and owned by Employee by reason of having been made, conceived, discovered, developed or reduced to practice by Employee prior to his or her employment by Chemtura (“Prior Developments”) on Exhibit B. Prior Developments do not include those inventions subject to another employment agreement with the Employee and a previous employer.  If Exhibit B is blank, Employee represents and warrants that no Prior Developments exist. Regardless of the content of Exhibit B, (i) Employee covenants and agrees that Employee shall not include or use these Prior Developments in any way for the benefit of Chemtura or in a manner competitive to Chemtura without first notifying and receiving Chemtura’s expressed written consent to do so, and (ii) Employee hereby grants Chemtura a perpetual, royalty-free, worldwide, non-exclusive right and license to use, create derivative works of and use all Prior Developments owned by Employee.

6.           Employee agrees that if Employee elects to terminate employment with Chemtura, Employee will use best efforts to provide Chemtura with such advanced written notice as is reasonable under the circumstances.  Moreover, whether termination of employment with Chemtura is voluntary or involuntary, Employee shall provide Chemtura with written notice in advance of such termination, (i) identifying Employee’s subsequent employer, if any, and the nature of the work in which Employee expects to be engaged therewith and (ii) granting Chemtura permission to communicate with Employee’s new employer for the purpose of advising Employee’s new employer of the content of this Agreement.

B.           Intellectual Property

1.           Employee agrees that Employee, solely or jointly with others, whether or not during working hours, will communicate to Chemtura promptly and fully all Confidential Information  including inventions, creations, developments, discoveries, technical and business innovations, improvements, data, and writings, whether or not protected or protectable by patent, copyright, trademark, or any other intellectual property right, and which is made, created, discovered, conceived, developed, reduced to practice or secured, in connection with any of Chemtura’s existing businesses or future businesses or businesses competitive with Chemtura’s existing or future businesses, during the time of employment from the Effective Date and for a period of one year (1) after termination of employment with Chemtura, (hereinafter referred to as “Work Product”).

2.           Employee further agrees that all records, reports, notes, data, compilations and other recorded matter, and copies and reproductions thereof, containing any Confidential Information, Work Product, or information otherwise relating to any of Chemtura’s operations, activities or businesses, created, made or received, in any form or media, by Employee, during employment with Chemtura, is the sole and exclusive property of Chemtura. Employee further agrees to keep Confidential Information, Work Product, and other related information at all times in and under Chemtura’s sole custody and control, and will immediately surrender the same at Employee’s termination of employment, if not before, at Chemtura’s request. Employee further agrees that all Work Product shall be considered works made for hire and owned solely, completely, and exclusively by Chemtura, and that compensation for all of which is hereby acknowledged to be included in the base salary remuneration paid to Employee by Chemtura; provided, however, that in the event that, by operation of law, a Work Product cannot be considered a work made for hire, Employee will assign any and all right, title and interest Employee may have in the Work Product to Chemtura.

3.           In connection with such assignment, Employee will assist Chemtura or its successors, assigns, designees, and/or nominees, at any time, during or after employment with Chemtura, and in any legal way, in securing any form of protection for the Work Product including any action preventing and/or defending infringement related to the Work Product, whether in a court of law or administrative proceeding, in any country in the world.  Such assistance shall include, without limitation, (i) the execution of any documentation necessary to evidence the Chemtura’s full right, title and interest in and to the Work Product and any intellectual property and proprietary rights associated therewith; (ii) testimony, at Chemtura’s expense, including evidencing the ownership of the Work Product by the Chemtura; and (iii) the execution of any documentation necessary to obtain protection or provide rights for the benefit of Chemtura of any of the Work Product including applications for patents, copyrights, trademarks, or other analogous protections, and any materials or filings connected therewith, including affidavits, assignments, continuations, renewals, reexaminations, oppositions, conflicts, invalidation trials, or reissues thereof, anywhere in the world.

4.           Further, in the event Chemtura is unable, after reasonable effort, to secure Employee’s signature on any letters patent, copyright or other analogous protection relating to Work Product, whether because of Employee’s physical or mental incapacity, or for any other reason whatsoever, Employee hereby irrevocably designates and appoints Chemtura and its duly authorized officers and agents as Employee’s agent and attorney-in fact, to act for and on behalf of Employee to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letter patents, copyrights or other analogous protections thereon with the same legal force and effect as if executed by Employee.

C.           Non-Solicitation

1.           Employee agrees that for so long as Employee is employed by Chemtura and continuing for a twelve (12) month period following termination of such employment for any reason, Employee will not without the prior written consent of Chemtura, directly or indirectly, whether alone, in association with or on behalf of any other person, firm, corporation or other business organization, whether as an individual proprietor or entrepreneur or as an agent, consultant, director, employee, officer, partner, stockholder or in any other capacity: (i) solicit, hire, or endeavor to entice away from Chemtura, any person or entity who is, or during the then most recent twelve (12) month period was employed by or was as an agent or key consultant of Chemtura; or (ii) solicit, hire, or endeavor to entice away from Chemtura any person or entity who is, or during the then most recent twelve (12) month period was a customer, client or to Employee’s knowledge or the knowledge of the public was reasonably anticipated to become a customer or client of Chemtura.

2.           Employee acknowledges that Employee has carefully read and considered the provisions of this Section C and, having done so, agree that the restrictions set forth in this Section C (including, but not limited to, the duration and geographic scope of the restrictions set forth in this Section C) are fair and reasonable, and are reasonably required for the protection of the interests of Chemtura, and do not preclude Employee from earning a livelihood, nor do they unreasonably impose limitations on Employee’s ability to earn a living.  Employee further agrees that the potential harm to Chemtura from the non-enforcement of these restrictions outweighs any potential harm to the Employee.

3.           If any of the provisions of this Section C are determined to be invalid or unenforceable to any extent, by reason of being vague or unreasonable as to area, duration or scope of activity, that portion of this Section C shall be considered divisible and shall immediately be reformed to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court having jurisdiction over the matter.  Employee agrees that any such reformation shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

D.           Remedies and Governing Law

1.           Employee recognizes and acknowledges that failure to comply with this Agreement may result in termination of employment with Chemtura and may also result in legal action.  Employee agrees that Confidential Information and Work Product are valuable to Chemtura and that the terms contained in this Agreement are reasonable in all respects to protect the rights of Chemtura in such Confidential Information and Work Product. Employee recognizes and acknowledges that any breach of this Agreement may give rise to irreparable injury to Chemtura and that monetary damages will be inadequate to compensate Chemtura for such breach. Accordingly, Employee agrees that in the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, Chemtura would be entitled to monetary damages and any other rights, remedies, or damages to Chemtura at law or in equity, including a temporary restraining order, a preliminary injunction and/or a permanent injunction in order to prevent or to restrain any such breach by Employee, or by any or all of Employee’s partners, employers, employees, servants, agents, representatives and any and all persons directly or indirectly acting for, on behalf of, or with Employee.

2.           THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF CONNECTICUT WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

3.           This Agreement shall be binding upon, inure to the benefit of and be enforceable to the same extent by Chemtura and any respective successors and assigns of Chemtura or any discrete part thereof.

4.           Subject to the provisions of Section C, Paragraph 3, if any provision of this Agreement shall be held illegal, void or unenforceable, such provision shall have no force or effect.  However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the legality or enforceability of, any provision of this Agreement.

5.           This Agreement contains the entire agreement and understanding by and between Chemtura and Employee with respect to the subject matter contained herein and no representations, promises, agreements or understandings, written or oral, not contained herein shall be of any force or effect. This Agreement may be amended or terminated only in writing signed by both Employee and Chemtura.

6.           By signing below, Employee acknowledges that Employee has read this Agreement carefully and that Employee understands and agrees to all of the terms set forth herein.

IN WITNESS WHEREOF, Employee and Chemtura hereto have duly executed this Agreement effective for all purposes and in all respects as of the Effective Date.

EMPLOYEE NAME	CHEMTURA CORPORATION

Signature	Signature

Printed Name	Printed Name

Date	Date

EXHIBIT A

EMPLOYEE’S PREVIOUS AGREEMENTS

EXHIBIT B

PRIOR DEVELOPMENTS

EXHIBIT C

See attached EMPLOYEE NON-COMPETITION AGREEMENT

EMPLOYEE NON-COMPETITION AGREEMENT

This EMPLOYEE NON-COMPETITION AGREEMENT (the “Agreement”) is made between Chemtura Corporation and/or one of its subsidiaries or affiliates (collectively, “Chemtura”), and the undersigned Employee, effective November 10, 2010 (“Effective Date”). In consideration of Employee’s employment with Chemtura and for other good and valuable consideration the sufficiency of which Employee hereby acknowledges, Employee agrees as follows:

A.           Non-Competition

1.           Employee agrees that for so long as Employee is employed by Chemtura and continuing for a period not in excess of twelve (12) months following termination of such employment for any reason Employee will not without the prior written consent of Chemtura, directly or indirectly, whether alone, in association with or on behalf of any other person, firm, corporation or other business organization, whether as an individual proprietor or entrepreneur or as an agent, consultant, director, employee, officer, partner, stockholder or in any other capacity, Compete with Chemtura.  For purposes of this Agreement, the term “Compete” means to take or plan to take any position, or otherwise perform or plan to perform any services, in any geographic region: (a) that could result in the use or disclosure of Confidential Information (as defined in the agreement between you and Chemtura Corporation, dated November 10, 2010 (your “Confidentiality Agreement"), whether intentional or  inadvertent, and/or (b) with respect to any business, where as of or within the twenty-four (24) month period immediately preceding Employee’s termination of employment, (i) Chemtura is or has engaged in such business, or (ii) Chemtura has formally announced plans, or Employee has actual knowledge of plans, to engage in such business.

2.           Employee acknowledges that Employee has carefully read and considered the provisions of this Section A and, having done so, agrees that the restrictions set forth in this Section (including, but not limited to, the duration and geographic scope of the restrictions set forth in this Section) are fair and reasonable, and are reasonably required for the protection of the interests of Chemtura, and do not preclude Employee from earning a livelihood, nor do they unreasonably impose limitations on Employee’s ability to earn a living.  Employee further agrees that the potential harm to Chemtura from the non-enforcement of these restrictions outweighs any potential harm to the Employee.

3.           If any of the provisions of this Section A are determined to be invalid or unenforceable to any extent, by reason of being vague or unreasonable as to area, duration or scope of activity, that portion of this Section shall be considered divisible and shall immediately be reformed to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court having jurisdiction over the matter.  Employee agrees that any such reformation shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

4.           Employee agrees that in the event of termination of employment with Chemtura, whether voluntary or involuntary, Employee shall provide Chemtura with written notice in advance of such termination, (i) identifying Employee’s subsequent employer, if any, and the nature of the work in which Employee expects to be engaged therewith and (ii) granting Chemtura permission to communicate with Employee’s new employer for the purpose of advising Employee’s new employer of the content of this Agreement.

B.           Remedies and Governing Law

1.           Employee recognizes and acknowledges that failure to comply with this Agreement may result in termination of employment with Chemtura and may also result in legal action.  Employee agrees that the terms contained in this Agreement are reasonable in all respects to protect the rights of Chemtura and acknowledges that any breach of this Agreement may give rise to irreparable injury to Chemtura and that monetary damages will be inadequate to compensate Chemtura for such breach. Accordingly, Employee agrees that in the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, Chemtura would be entitled to monetary damages and any other rights, remedies, or damages to Chemtura at law or in equity, including a temporary restraining order, a preliminary injunction and/or a permanent injunction in order to prevent or to restrain any such breach by Employee, or by any or all of Employee’s partners, employers, employees, servants, agents, representatives and any and all persons directly or indirectly acting for, on behalf of, or with Employee.

2.           THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF CONNECTICUT WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

3.           This Agreement shall be binding upon, inure to the benefit of and be enforceable to the same extent by Chemtura and any respective successors and assigns of Chemtura or any discrete part thereof.

4.           Subject to the provisions of Section A, Paragraph 3, if any provision of this Agreement shall be held illegal, void or unenforceable, such provision shall have no force or effect.  However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the legality or enforceability of, any provision of this Agreement.

5.           This Agreement contains the entire agreement and understanding by and between Chemtura and Employee with respect to the subject matter contained herein and no representations, promises, agreements or understandings, written or oral, not contained herein shall be of any force or effect. This Agreement may be amended or terminated only in writing signed by both Employee and Chemtura.

6.           By signing below, Employee acknowledges that Employee has read this Agreement carefully and that Employee understands and agrees to all of the terms set forth herein.

IN WITNESS WHEREOF, Employee and Chemtura hereto have duly executed this Agreement effective for all purposes and in all respects as of the Effective Date.

EMPLOYEE NAME	CHEMTURA CORPORATION

Signature	Signature

Printed Name	Printed Name

Date	Date

EXHIBIT D

GENERAL RELEASE

I, ________________________________________, in consideration of and subject to the performance by Chemtura Corporation (together with its subsidiaries, the “Company”), of its obligations under Section 9 of the Employment Agreement, dated as of November 10, 2010 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and subsidiaries and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates and subsidiaries and direct or indirect owners (collectively, the “Released Parties”) to the extent provided herein (this “General Release”).  The Released Parties are intended third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.  Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.           I understand that any payments or benefits paid or granted to me under Section 9 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled.  I understand and agree that I will not receive the payments and benefits specified in Section 9 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.  Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.           Except as provided in paragraph 4 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company and/or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, ever had, now have, or hereafter may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under:  Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). I understand and intend that this General Release constitutes a general release of all claims and that no reference herein to a specific form of claim, statute or type of relief is intended to limit the scope of this General Release.

3.           I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.           I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release.  I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.           I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief.  Notwithstanding the foregoing, I acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

6.           In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement.  I further agree that in the event that I should bring a Claim seeking damages against the Company, or in the event that I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law.  I further agree that I am not aware of any pending claim, or of any facts that could give rise to a claim, of the type described in paragraph 2 as of the execution of this General Release.

7.           I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.           I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release.  I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement on or after the termination of my employment.

9.           I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.           Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-regulatory organization or governmental entity.

11.           I hereby acknowledge that Sections 7, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 20, 21, 22, 24 and 25 of the Agreement shall survive my execution of this General Release.

12.           I represent that I am not aware of any Claim by me, and I acknowledge that I may hereafter discover Claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13.           Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14.           Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This General Release constitutes the complete and entire agreement and understanding among the parties, and supersedes any and all prior or contemporaneous agreements, commitments, understandings or arrangements, whether written or oral, between or among any of the parties, in each case concerning the subject matter hereof.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)
I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)
I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

(vi)	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(viii)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED: /s/ Stephen C. Forsyth	DATE: November 10, 2010